EXHIBIT 10.20

February 9, 2001



Mr. Roger Gaston
200 Highland Avenue
Ridgewood, NJ 07450


Dear Roger:



I am pleased to offer you the position of Vice President, Human Resources, reporting directly to Patrick Martin, Chairman, President and Chief Executive Officer. Your annualized base salary will be $250,000.00, payable bi-weekly. Other benefits being offered with this position are outlined below.

You will be eligible to participate in the 2001 StorageTek Pay for Performance Management Bonus Plan. The target level incentive for your position will be 50% of your base salary. Incentive payout is based on achievement of corporate and individual goals.

To assist with the transition to your new location, StorageTek will provide for the relocation expenses as detailed in the attached Relocation Assistance Summary. If you voluntarily resign your employment or if you are terminated "for cause", as defined in the attached Addendum to the Offer Letter for Roger C. Gaston, Requirements and Definitions, within eighteen (18) months of your relocation date, you will be responsible for repaying on a prorated basis any relocation expenses paid to you, on your behalf, or reimbursed to you pursuant to the terms of the attached Relocation Payback Assistance Agreement.

Subject to the approval of the Board of Directors, you will receive 7,500 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will vest in increments of 25% on the first through fourth anniversaries of the grant.

Subject to Board of Directors approval, you will be invited to participate in LEAP (Leveraged Equity Acquisition Program), an equity program under development for the most senior managers at StorageTek. LEAP, when implemented, would require participants to purchase shares of StorageTek common stock, equivalent to a multiple of their salary. For your position you will be required to purchase StorageTek stock with a purchase price equal to 1 times your annual base salary. Annual grants of options and/or restricted stock will be made to LEAP participants, with the amount and type of grant being based on corporate performance. The options and/or restricted stock will vest in equal annual installments over a four-year period after the grant date. Your participation in StorageTek's LEAP Program is subject to the terms and conditions of the plan documents, as these plan documents are prepared and may be amended from time to time. The LEAP Program is in the process of development and you will be provided with plan documents regarding this program after the program is implemented and you are invited to participate by the Board of Directors.

Any options and restricted stock granted to you will be pursuant and subject to the terms and conditions of StorageTek's 1995 Amended and Restated Equity Participation Plan, as that plan may be amended from time to time. This Plan includes provisions that may require you to surrender your stock options and gains realized upon the sale of your option stock during a period covering six months before or after your termination of employment. You will be provided a copy of the stock option plan after your option grant is approved by the Board of Directors.

As a member of our team, you will be eligible to participate in our flexible benefit program that currently includes: medical, dental, life, short- and long-term disability coverage, employee stock purchase plan and many other employee benefits and services.

As an executive, you will be eligible for the following perquisites that are currently in effect:
o First class air travel domestically, business class internationally
o Car allowance for a leased quality vehicle of $550 per month, plus reimbursement for maintenance and insurance
o Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

Your employment with StorageTek is "at will". Should your employment be terminated by StorageTek for reasons other than "cause", as defined in the attached, you will receive a severance payment equal to one year's base salary on record at the time of termination.

You are also eligible to participate in the StorageTek 401(k) Plan upon hire and begin contributions in the next available payroll cycle. You may defer up to 20 percent of your base income into the 401(k) Plan, up to the current 402(g) limit set by the IRS ($10,500 in 2001). Currently, StorageTek matches 100 percent of the first three percent of your annual base pay (up to $170,000) and 50 percent of the next four percent. You will have immediate ownership (be fully vested) in the first three percent of match. After two years of service you will be fully vested in the remaining match.

StorageTek also offers a deferred compensation program for executives. Under this program you may contribute your 401(k) contributions on your salary over $170,000, up to 50% of your base salary and up to 75% of your marketing or management bonuses into a tax deferred plan. This program is paying interest of 9.03% in 2001.

StorageTek will also provide you with life insurance that has a total death benefit of two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for the executive life insurance plan that allow you to enroll in a universal life policy (for coverage above $50,000) that you will own and that will earn cash surrender value.

Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time -- so that we together can put the power of information into our customers' hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Roger, we look forward to having you join our executive team. Please sign both copies of this offer letter; return one copy of this letter and completed attachments by February 22, 2001 to indicate your acceptance of the terms of this offer. This offer will expire after that date.

We look forward to having you join our team. If you have any questions regarding this offer, please call me directly at (303) 661-2500. Or, you may call Linda Lutton, Executive Staffing Consultant at (303) 661-6448.

Sincerely,



Patrick Martin
Chairman, President and
Chief Executive Officer

                  Addendum to the Offer Letter for Roger Gaston
                          Requirements and Definitions

This offer of employment is contingent upon your completion of the following:

Undergoing and passing StorageTek's employee screening inquiries, including pre-employment drug screen and background investigation, and other testing as may be required for your specific position;

o Verification of your eligibility to work in the United States;
o Identification of Pre-employment Commitments, and
o Execution of StorageTek's Proprietary Rights Agreement.

You will be eligible to start work with StorageTek after the pre-employment screening requirements have been successfully met.

Your employment with StorageTek (also referred to below in the term definitions as the "Company".) is "at-will." This means that either you or StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The "at-will" nature of your employment described in this offer letter shall constitute the entire agreement between you and StorageTek concerning the nature and duration of your employment. Should your employment be terminated by StorageTek for reasons other than cause, including a termination of employment within one year after a Change of Control, you will receive the severance payment described in your offer letter. Payment of severance is conditional upon you will be required to sign a waiver and release of all claims, known or unknown, arising out of your employment relationship.

For purposes of this offer letter, Addendum to the Offer Letter and the attached Relocation Assistance Payback Agreement, the following terms are defined as follows: Change of Control. "Change of Control" means the occurrence of any of the following events:

(i) The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company, of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity [including the parent corporation of such surviving entity]) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company, or the sale or disposition by the Company of all or substantially all the Company's assets.

Cause. "Cause" as a basis for termination of your employment is defined as any of the following: willful failure to perform your duties and responsibilities as an executive of the company; your willful breach of any written agreement between you and the company; gross negligence or dishonestly in the performance of your duties; your willful violation of any of the Corporate Policies and Practices as in effect from time to time; your engaging in conduct or activities that materially conflict with the interests of or injure the Company, or materially interfere with your duties owed to the Company; your refusal to comply with or material neglect of instructions received from your manager, and your conviction in any criminal or civil proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received.)


Relocation Assistance
To assist with the transition to your new location, StorageTek will reimburse the following relocation expenses for you. The relocation assistance described in this summary will be provided per the StorageTek Domestic Relocation Guidelines. This offer of relocation will expire twelve (12) months after your hire date.

After accepting this position and signing and returning the Relocation Assistance Payback Agreement, you will be contacted by a representative of Cendant Mobility, our relocation partner, for a phone consultation. They will discuss with you the details of the relocation benefits summarized below.

o        Shipment of Household Goods
o StorageTek will pay the costs of shipping your household goods and two cars. Cendant Mobility will arrange the shipment of your household goods for you. StorageTek will also pay for up to 30 days of storage for your household goods in your new location.
o        Travel Expenses to New Location
o StorageTek will reimburse approved expenses for travel costs and lodging enroute to your new location for you and your family upon receipt of expenses incurred by you.
o        Home Sales Assistance
o StorageTek will pay the reasonable and standard Seller's closing costs associated with the sale of your primary residence if all the criteria for home sales assistance are successfully met. You must consult with Cendant Mobility prior to listing your home.
o        Relocation Allowance

To help you with the remaining costs of relocating, StorageTek will provide you with a relocation allowance less applicable federal, state and FICA taxes. The relocation allowance amount is intended for you to use at your discretion for any other relocation expenses that you may incur beyond those listed above. You should receive this relocation allowance in your first regular paycheck from StorageTek.

Should you have any questions regarding this relocation package before you accept your offer, please contact either Linda Lutton, Executive Staffing Consultant, at (303) 661-6448 or Cathy Badell, HRD Specialist - Global Mobility, at (303) 661-2324.

I have read this Addendum to the Offer Letter for Roger Gaston dated 02/16/01 and I understand and accept its terms.


---------------------------------   --------------------
Roger Gaston                        Acceptance Date

                     Relocation Assistance Payback Agreement

Should you resign your employment or if you are terminated "for cause" from Storage Technology Corporation ("StorageTek") within eighteen (18) months from your relocation date, you agree to repay StorageTek any relocation expenses paid to you, on your behalf or reimbursed to you. These expenses include, but are not limited to, lump sum payments for relocation assistance, payment of shipment of household goods, travel expenses to the new location, and home sales assistance if offered. Such amount shall be payable immediately upon resignation of employment and will be prorated based on completed hours of employment service since your relocation date. In addition, you agree to authorize StorageTek to deduct any amounts owed to StorageTek pursuant to this Relocation Assistance Payback Agreement from your final paycheck and any other amounts that StorageTek otherwise might pay upon termination, including without limitation your accrued but unused vacation. Your relocation date is the date you commenced work with StorageTek. You hereby agree to waive protest, notice of dishonor, and all other notice or demand in connection with delivery, acceptance, performance, default, or endorsement of this Agreement. In the event you refuse or fail to repay the amount owed for relocation expenses paid to you by StorageTek, StorageTek will be entitled to recover from you its attorney's fees and costs associated with the collection of said expenses.

Accepted by:
                  --------------------------         ---------
                  Roger Gaston                       Date

I have read this offer and I understand and accept its terms.


---------------------------------                -------------------
Roger C. Gaston                                  Acceptance Date


To facilitate enrollment into our personnel system, please provide the following:


--------------------------                       -------------------
Social Security Number                           Date of Birth


Assuming that I have received notification that I have successfully passed all components of StorageTek's pre-employment screening process before such date*, I would like to start work on the following date:


--------------------------
Start Date

*please note: We typically receive the background check in five to seven business days from when you fax it in. We typically receive the drug test results in three to four business days from when you take the test.